EXHIBIT 10.20

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into by and between Mueller Water Products, Inc., a corporation formed under the laws of the State of Delaware (“the Company”), with its principal place of business at 1200 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, and Michael T. Vollkommer (“Consultant”), at 10620 Oxford Mill Circle, Alpharetta, Georgia 30022. The Company and Consultant shall collectively be referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, Consultant possesses expertise in accounting and financial matters relating to the Company and its subsidiaries;

WHEREAS, Consultant was until the effective date of this agreement an employee of the Company, and Consultant has resigned effective at the close of business on July 15, 2008; and

WHEREAS, the Company desires to retain Consultant in connection with its ongoing operations and financial, accounting and financial reporting matters.

NOW THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Engagement as an Independent Contractor. The Company hereby engages Consultant as an independent contractor and Consultant hereby accepts such engagement as an independent contractor, upon the terms and subject to the conditions set forth in this Agreement. The parties agree that the Consultant has separated from service as an employee of the Company as of July 15, 2008.

2. Term. This Agreement shall commence on July 16, 2008 and shall continue until January 15, 2009 (including any extension, the “Term”). The parties may agree to extend the date of this Agreement thereafter, but any extension or renewal shall be in writing.

3. Duties. Consultant shall provide support to the Company as detailed in Exhibit A, attached hereto and incorporated into this Agreement, and as the Parties mutually agree. Consultant shall not be required to spend more than 40 hours per month performing the services contemplated by this Agreement. Consultant shall perform such duties in a professional and competent manner and shall at all times act in a manner consistent with the Company’s Code of Business Conduct and Ethics, Insider Trading Policy and other policies. The Consultant shall not purchase or sell securities of the Company during the Term except in accordance with Company policy.

4. Consultant as an Independent Contractor.

(a) The parties acknowledge and intend that the relationship of Consultant to the Company under this Agreement shall be that of an independent contractor. In performing duties under this Agreement, Consultant shall complete the services required according to his own methods of work which shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of the Company, except as to the results of his work. Consultant shall determine his own working hours and schedule and shall not be subject to the Company’s personnel policies and procedures except as specifically instructed or as provided herein. The Company shall not be responsible for withholding taxes with respect to the Contractor’s compensation hereunder.

Consultant shall be entirely and solely responsible for his actions or in-actions and the actions or in-actions of his agents, employees or subcontractors, if any, while performing services hereunder. Consultant agrees that he shall not, in any form or fashion, maintain, hold out, represent state or imply to any other individual or entity that an employer/employee relationship exists between the Company and Consultant, its agents and employees, or between the Company and any subcontractor or its agents and employees. Consultant is not granted and shall not represent that he is granted any right or authority to make any representation or warranty or assume or create any obligation or responsibility, express or implied, for, on behalf of or in the name of the Company, to incur debts for the Company or to bind the Company in any manner whatsoever.

(b) Except for any benefits to which Consultant may be entitled as a result of his prior employment with the Company, or any affiliates of the Company or under his severance agreement, Consultant shall not be eligible to participate in any employee benefit plan sponsored by the Company, including, but not limited to, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by the Company for its employees, provided, however, that until December 31, 2008 Consultant shall be entitled to continue to participate in the executive physical program and the financial planning program that he was entitled to participate in as an executive officer of the Company.

(c) As an independent contractor, the Parties acknowledge and agree that Consultant has a non-exclusive relationship with the Company and is free to enter into agreements for services or support with other entities. The Parties further agree that Consultant will not enter into any agreement with a third party that will create a conflict of interest, or the appearance of a conflict of interest, relative to Consultant’s work pursuant to this Agreement. The determination of the conflict of interest, or appearance of conflict of interest, shall be at the sole reasonable discretion of the General Counsel of the Company.

5. Time, Compensation and Payments. As payment for his services under this Agreement, Consultant shall work the time and receive compensation as set forth in Exhibit B to this Agreement.

6. Termination of Agreement. This Agreement may be terminated by either party at any time upon thirty (30) days prior written notice of such termination to the other party, provided that the Company shall not terminate this Agreement prior to January 15, 2009. Notwithstanding the foregoing, the Company may terminate this Agreement during the Term in the event of a Breach by the Consultant. As used herein, “Breach” shall mean:

(a) Consultant’s refusal to perform his duties hereunder for fifteen days after a request in writing requesting the performance of any such duties;

(b) Consultant’s provision of accounting, financial or management services to an entity or affiliates of any entity engaged in the sale or distribution of products sold or distributed by the Company and its subsidiaries on July 1, 2008 in the locations that the Company and its subsidiaries are selling such products (meaning a “direct competitor”). The parties shall consult with each other in the event that Consultant determines he would like to consult with a direct competitor, and the Company shall use reasonable good faith efforts to agree to waive this clause to permit the Consultant to provide such services to its competitors, provided only that Company be convinced that such services do not compromise any trade secrets or confidential information of the Company.

(c) Consultant’s publication to third parties in writing or orally of statements, comments or information that the Company reasonably believes is disparaging to the Company, its directors or officers.

(d) Consultant’s doing any other action that would, if done during his tenure as an employee, constitute “cause” for termination of his employment under his prior offer letter from the Company.

7. Notices. All notices required, necessary or desired to be given pursuant to this Agreement shall be in writing and shall be effective when delivered or received when such notice is deposited, postage prepaid, in the United States mail, certified return receipt requested, and addressed to the party at the address set forth below:

For the Company:	For Consultant:
Mueller Water Products, Inc.	Michael T. Vollkommer
Attn: Robert Barker, General Counsel	10620 Oxford Mill Circle
1200 Abernathy Road, Suite 1200	Alpharetta, Georgia 30022
Atlanta, Georgia 30328

8. Confidentiality. Consultant will not disclose to any third party, without the prior written consent of the Company, any confidential information relating to the business of the Company, the customers and clients of the Company or other Company contractors or employees if such information was obtained in the course of Consultant providing services to the Company. Consultant further agrees that he will not reproduce in any way, divulge, or remove from the premises of the Company any confidential information of the Company or the customers or clients of the Company.

9. Laws, Regulations and Public Ordinances. Consultant shall comply with all federal, state, and local statutes, regulations, and public ordinances governing his work hereunder and shall indemnify, defend and hold the Company harmless from any and all liability, damage, cost, fine, penalty, fee and expense arising from Consultant’s failure to do so.

10. Waiver of Breach. The waiver by any party to this Agreement of a breach of any provision, section or paragraph of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same, or of a different provision, section or paragraph, by any party hereto.

11. Survival. Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 8, 9, and 12-16 hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia without regard to its conflicts of law principles.

13. Severability. The un-enforceability or invalidity of any term, provision or section of this Agreement shall not affect the validity or enforceability of the remaining terms, provisions, or sections hereof, but such remaining terms, provisions or section shall be construed and interpreted in such a manner as to carry out fully the intent of the parties hereto; provided however, that should any judicial body interpreting this Agreement deem any provision hereof to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the parties hereto that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

14. Interpretation. Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.

15. Assignment. Consultant may assign this Agreement to a corporation, partnership or limited liability company that is more than 80% owned by Consultant.

16. Arbitration of Disputes Arising from this Agreement. In the event of any disputes arising out of the terms and/or conditions of this Agreement, Consultant and the Company agree as follows:

(a) Any and all disputes between the parties under this Agreement, sounding in tort, under the contract, or under any applicable code, statute or regulation shall be settled by arbitration in Atlanta, Georgia, or a mutually agreed upon location, in accordance with the Arbitration Rules of Henning Mediation and Arbitration Service, Inc. (“Henning”). The Parties agree that there shall be one arbitrator for the dispute, who is on Henning’s approved list of arbitrators. If the Parties cannot agree upon an arbitrator, the arbitrator will be appointed pursuant to Henning. Each party will bear its own costs of the arbitration, and neither party shall be entitled to recover its costs or attorneys’ fees unless specifically provided for under an applicable statute or regulation.

(b) If the dispute or difference has been referred to arbitration as provided above in Paragraph 15(a), then such dispute or difference will be finally settled by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, taking into account the need for speed and confidentiality. The Arbitrator will be an attorney or judge with experience in employment disputes and selected pursuant to the applicable rules of the American Arbitration Association.

(c) The place and situs of arbitration will be in Atlanta, Georgia. The Arbitrator will adopt the Commercial Arbitration Rules of the American Arbitration Association, or such other rules as the Arbitrator may deem appropriate to accomplish the need for speed and confidentiality. The parties agree to facilitate the arbitration by (a) making available to each other and to the Arbitrator for inspection and review all documents, books and records as the Arbitrator will determine to be relevant to the dispute, (b) making individuals under their control available to other parties and the Arbitrator and (c) observing strictly the time periods established by the Arbitrator for the submission of evidence and pleadings. The Arbitrator will have the power to render declaratory judgments, as well as to award monetary claims, provided that the Arbitrator will not have the power to act (i) outside the prescribed scope of this Agreement, or (ii) without providing an opportunity to each party to be represented before the Arbitrator.

(d) The Arbitrator’s award will be in writing. The prevailing party will be entitled to an award of costs, including attorneys’ fees, and expenses of the proceedings, and will be entitled to interest in accordance with the substantive law of the forum state. The arbitration judgment will be final and binding on the parties. Judgment on the Arbitrator’s award may be entered in any court having jurisdiction.

Consultant and the Company agree and understand that by executing this Agreement and agreeing to this Arbitration provision, they are giving up their rights to trial by jury for any dispute related to this Agreement. MTV (Consultant’s Initials) GEH (Company’s Representative’s Initials)

16. Entire Agreement. This Agreement embodies the entire agreement of the Parties and supersedes all prior agreements between the parties hereto relating to the consulting services and terms described in this Agreement. It may not be changed orally, but only by an agreement in writing signed by the Parties. This Agreement does not in any way void or modify any other valid agreement between the Parties.

17. Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and guidance issued thereunder (“Section 409A”), to the extent Section 409A may be applicable, and shall be construed accordingly. Any payments or distributions payable to Consultant under this Agreement upon a “separation from service” (as defined for purposes of Section 409A) of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A, and not exempt from Section 409A, shall in no event be made or commence until six (6) months after such separation from service. Each payment under this Agreement (whether of cash, property or benefits) shall be treated as a separate payment for purposes of Section 409A. Where this Agreement provides that a payment will be made upon a specified date or during a specified period, such date or period will be the Section 409A “payment date” or “payment period”, but actual payment will be made no later than the latest date permitted under Section 409A (generally, by the later of the end of the calendar year in which the payment date falls, or the fifteenth day of the third calendar month after the payment date occurs). Any reimbursements paid or in-kind benefits provided under this Agreement, to the extent necessary to comply with Section 409A, shall be made as soon as practicable but no later than 90 days after Consultant submits evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements or benefits during any calendar year shall not affect reimbursements or benefits provided in any other calendar year, and the right to any reimbursements shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 14th day of July, 2008.

MUELLER WATER PRODUCTS, INC.		CONSULTANT

By:	/s/ Gregory E. Hyland	/s/ Michael T. Vollkommer
Its:	President and Chief Executive Officer
July 14, 2008		July 14, 2008

EXHIBIT A

Support and Services of Consultant

Consultant will provide to the Company such financial strategy, treasury, accounting, financial reporting or other advice as may be requested by the Company or its officers. Consultant shall be available during normal business hours and at other reasonable times to answer questions asked by the officers of the Company or members of its Board of Directors. Consultant shall use best efforts to provide services to the Company consistent with services previously performed, and shall provide such services in a workmanlike and professional manner.

EXHIBIT B

Time, Compensation and Location

1)	For the two monthly periods from July 16, 2008 to August 15, 2008 and from August 16, 2008 to September 15, 2008, services will be reimbursed at a rate of $10,000 per period. The first such payment, in the amount of $10,000, shall be made upon execution of this Agreement, but no later than July 31, 2008. The next such payment, in the amount of $10,000, shall be made on August 16, 2008. In the event that the Parties agree that Consultant shall perform services in excess of 40 hours in any such period, Consultant shall be compensated at a rate of $250 per hour for each additional hour worked.

2)

For the four monthly periods from September 16, 2008 to January 15, 2009 (and for any subsequent similar period during which the Agreement has been extended), Consultant shall be compensated at a rate of $250 per hour. Consultant shall provide Company with a written summary of the hours worked during each monthly period, and services will be reimbursed in such amount on the 30th of each month, with the last such payment to be made on January 30, 2009 (subject to extension).

3)	Consultant shall be responsible for payment of all taxes and/or other required deduction payments. All reasonable out of pocket expenditures associated with this engagement will be fully reimbursed including, air travel, hotels, meals, and transportation.

4)	Services will be primarily performed at the offices of Mueller Water Products, Inc. in Atlanta, Georgia and by telephone or internet. Consultant will be available during normal business hours and at other reasonable times to answer questions asked by the officers of the Company or members of its Board of Directors.